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                                                                   EXHIBIT 10.14

[AMICUS THERAPEUTICS LOGO]

                                LETTER AGREEMENT

                                        March 6, 2006

S. Nicole Schaeffer
12 Flintlock Drive
Warren, New Jersey 07059

        Re: SEVERANCE AND CHANGE IN CONTROL AGREEMENTS

Dear Nicole:

On behalf of Amicus Therapeutics, Inc., (the "Company"), this shall serve to confirm our agreement in the event Amicus terminates your employment without cause or in the event of a Change in Control, Sale or Merger of the Company. By accepting the terms of this Letter Agreement, you agree that the rights identified in this Letter Agreement contain the complete understanding between you and the Company related to Severance and change in Control payments. The February 28, 2005 Offer of Employment Letter countersigned by you ("February 28, 2005 Offer Letter," attached hereto), shall otherwise remain in full force and effect and is hereby confirmed and ratified.

SEVERANCE PAY

In the event that your employment is terminated by the Company, except for "Cause" as defined below, you will be eligible for a continuation of six (6) months salary at the rate in effect at the time of termination following such termination ("Severance Pay"). "Cause" means for any of the following reasons
(i) willful or deliberate misconduct by you that materially damages the company;
(ii) misappropriation of company assets; (iii) conviction of, or a plea of guilty or "no contest" to, a felony or (iv) any willful disobedience of the lawful and unambiguous instructions of the CEO of the Company; provided that the CEO has given you written notice of such disobedience or neglect and you have failed to cure such disobedience or neglect within a period reasonable under the circumstances. Payment of Severance by the Company will be subject to and contingent

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
6 Cedar Brook Drive    Cranbury, NJ 08512    T: 609-662-2000    F: 609-662-2001   www.amicustherapeutics.com
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upon your signing a waiver of rights releasing the Company from any and all further liability or responsibility.

CHANGE IN CONTROL

If there is a Change in Control Event and you resign for Good Reason or are terminated without Cause within six months of such Change in Control Event, then
(i) you will be eligible to receive a continuation of twelve (12) months salary, plus payment of a bonus payment equal to the bonus earned in the preceding year and (ii) all unvested stock options will have their remaining vesting schedule accelerated so that all stock options are fully vested.

"Change in Control Event" means any of the following: (i) any person or entity (except for a current stockholder) becomes the beneficial owner of greater than 50% of the then out standing voting power of the company; (ii) a merger or consolidation with another entity where the voting securities of the company outstanding immediately before the transaction constitute less than a majority of the voting power of the voting securities of the company or the surviving entity outstanding immediately after the transaction or (iii) the sale or disposition of all or substantially all of the company's assets. "Good Reason" means (a) a change in your position with the company or its successors that materially reduces your title, duties or level of responsibility; or (b) the relocation of the company or its successor greater than 50 miles away from the then current location of the company's principal officers.

Your right to receive accelerated vesting and salary continuation payments pursuant to the preceding two paragraphs will be subject to and contingent upon your signing a waiver of rights releasing the Company from any and all further liability or responsibility.

EMPLOYMENT "AT-WILL"

It is Important that you understand that the Company does not guarantee employment for any specific period of time. You will continue to be employed on at "at-will" basis. This means that both the Company and you will have the right to terminate your employment at any time, for any reason, with or without prior notice or cause. Neither you nor the Company will have an express or implied contract limiting your right to resign or the Company's right to terminate your employment at any time, for any reason, with or without prior notice or cause. The "at-will" relationship will apply to you throughout your employment and cannot be changed except by an express individual written employment agreement signed by you and the Chief Executive Officer of the Company.

It is understood and agreed that this Letter Agreement constitutes the full agreement between you and the Company on the subjects of Severance and Change in Control Payments. To indicate your acceptance of the terms and conditions set forth herein, please sign one copy of this Letter Agreement in the space indicated below and return it to my attention on or before March 13, 2006. By signing below, you agree that no other promises, express or implied, have been made to you either verbally or in writing and that

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no further modifications to these terms and conditions will be effective except by a written agreement signed by the Chief Executive Officer of the Company and you and as authorized by the Company's Board of Directors.

                                        Very truly yours,

                                        /s/ John F. Crowley
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                                        John F. Crowley
                                        Chairman and Chief Executive Officer

ACCEPTED AND AGREED:

By: /s/ S. Nicole Schaeffer             Date: 3-9-06
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       S. Nicole Schaeffer